Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette
Securities Corporation Subject to Rule 10f-3
Under the Investment Company Act of 1940

10f-3 TRANSACTIONS FOR THE PERIOD SEPTEMBER 1, 2000
THROUGH AUGUST 31, 2001

ALLIANCE HIGH YIELD


                                                           Principal
                                                Date       Amount
Security**                Cusips     Purchased  Purchased  Price

Insight Midwest/Cap       45768YAD4  11/01/00   $2,500,000  $98.495



                Total          % of
Principal       Principal      Issue                       Principal
Amount          Amount         Purchased                    Amount
Purchased by    Issued         By           Purchased        Held
Fund Group      (000)          Group (1)    From            11/30/00

$7,850,000     $500,000        1.57%       Goldman         1,700,000


* Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public.

**  Indicates the purchase of an Eligible Rule 144A Security.

1) Purchases by all Alliance Funds, including the Fund, may not exceed:

    a) if purchased in an offering other than an Eligible
    Rule 144A Offering, 25% of the principal amount of the offering of such class; or

    b) if purchased in an Eligible Rule 144A Offering, 25% of the total of (i) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.